Exhibit 99.2

Earlier today, we announced an update on the status of the transaction with United Rentals Inc. (United) that was first reported to you last month. Recall that United and H&E had reached a definitive agreement where United would acquire H&E. A clause in the agreement, known as a “go-shop period” provision, allowed other interested parties to submit offers to acquire H&E. During the go-shop period, we received an alternative bid from Herc Rentals Inc. (Herc). Following a review by the H&E Board of Directors, Herc’s bid was determined to be a superior offer when compared to United’s bid. As a result, the previous agreement with United has been terminated, and as of this morning, we have entered into a definitive agreement with Herc.

Our strategic rationale for pursuing a transaction remains unchanged: we believe strongly that scale, capability, product diversity, and culture all need to align in a way that allows us to better serve our customer base. We believe that this transaction will allow us to optimize all these factors. For over 60 years, both H&E and Herc have taken a “customer first” approach to the markets we serve. We feel strongly that H&E’s current 31 state coverage and 169 locations combined with Herc’s roughly 450 locations highly complement our collective goals of serving our growing customers’ needs.

As we have stated many times, we are extremely proud of our Company and what we have achieved together over the last 60 years. We care about our employees and believe that this new offer will provide even greater opportunities for your future. Please continue to operate with business as usual. We are excited about this development and look forward to sharing more information as it becomes available in the coming days.

Additional Information and Where to Find it

This communication is for information purposes only and not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy, securities in any jurisdiction, including the United States. Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws. Herc’s tender offer has not commenced. At the time the tender offer is commenced, Herc will file, or will cause to be filed, tender offer materials on Schedule TO with the SEC and H&E Equipment Services will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, will contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Those materials and all other documents filed by, or caused to be filed by, Herc and H&E Equipment Services with the SEC will be available at no charge on the SEC’s website at www.sec.gov. The tender offer materials and related materials also may be obtained for free (when available) under the “Financials—SEC Filings” section of Herc’s investor website at https://ir.hercrentals.com/overview/default.aspx, and the Solicitation/Recommendation Statement and such other documents also may be obtained for free (when available) from H&E Equipment Services under the “Financial Information—SEC Filings” section of H&E Equipment Services’ investor website at https://investor.he-equipment.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. These statements are based on current plans, estimates and projections, and, therefore, investors should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. H&E Equipment Services uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “targets,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by Herc and H&E Equipment Services, as well as the possibility that (1) Herc and H&E Equipment Services may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the acquisition as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) H&E Equipment Services’ business may suffer as a result of uncertainty surrounding the proposed transaction, or any adverse effects on H&E Equipment Services’ ability to maintain relationships with customers, employees and suppliers; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (5) any negative effects of the announcement of the proposed transaction or the financing thereof on the market price of H&E Equipment Services common stock or other securities; and (6) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by Herc and H&E Equipment Services. H&E Equipment Services gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Herc and H&E Equipment Services described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by Herc and H&E Equipment Services. These forward-looking statements speak only as of the date hereof. H&E Equipment Services undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.